Exhibit 10.85

CATALYST SEMICONDUCTOR, INC.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (the “Agreement”) is entered into as of February 26, 2008, (the “Effective Date”) by and between Catalyst Semiconductor, Inc. (the “Company”), and Gelu Voicu (“Executive”), and replaces and supersedes in its entirety the employment agreement entered into between the Company and Executive as of May 23, 2003 and amended and restated as of May 23, 2007 (collectively, the “Original Agreement”).

1.                                       Duties and Scope of Employment.

(a)                                  Positions and Duties.  As of the Effective Date, Executive will continue to serve as Chief Executive Officer of the Company.  Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the Company’s Board of Directors (the “Board”).

(b)                                 Board Membership.  During the Employment Term (as defined below), Executive will continue to serve as a member of the Board, subject to any required Board and/or shareholder approval.  In the event of Executive’s termination of employment with the Company for any reason, Executive agrees to resign his position on the Board within three (3) business days of his termination of employment.

(c)                                  Obligations.  During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company.  For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board.

2.                                       At-Will Employment.  Executive’s employment with the Company pursuant to this Agreement (the “Employment Term”) will commence on the Effective Date and will continue, until otherwise terminated as provided herein.  The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause by giving Executive a written notice.  Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for continuation, modification, amendment, or extension, by implication or otherwise, of his employment with the Company.  However, as described in this Agreement, Executive may be entitled to severance benefits depending on the circumstances of Executive’s termination of employment with the Company.

3.                                       Compensation.

(a)           Base Salary.  During the Employment Term, the Company will pay Executive as compensation for his services a base salary at the annualized rate of $375,000.00 (the “Base Salary”) or such other rate not below $375,000.00 as the Compensation Committee of the Board (the

“Committee”) may determine from time to time.  The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to applicable withholding taxes.

Once the Committee has increased such Base Salary, it thereafter will not be reduced; provided, however, that if a Change of Control (as defined below) has not occurred, such salary may be reduced by the Committee if such reduction is in proportion to a salary reduction program approved by the Board which affects a majority of the other executive officers of the Company generally.

(b)                                 Bonus.  For each fiscal year of the Company, Executive will be eligible to receive an annual bonus in an amount targeted at sixty-five percent (65%) of his Base Salary based upon the achievement of performance criteria specified by the Committee (the “Target Bonus”).  In the event that the Company and Executive far exceed the performance goals specified by the Committee, the maximum annual bonus Executive can earn is two times the Target Bonus (that is, 130% of his Base Salary).  The actual amount of the bonus payable for any fiscal quarter will depend upon the extent to which the applicable quarterly or annual performance criteria have been satisfied, as determined by the Committee at the end of each fiscal quarter.  Any bonus that actually is earned will be paid as soon as practicable (but no later than sixty (60) days after the bonus is earned) after the end of the fiscal quarter for which the bonus is earned, but only if Executive was employed with the Company through the end of such fiscal quarter.  The bonus will be subject to all applicable withholding taxes.

4.                                       Employee Benefits.  During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company.  The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.  During the Employment Term, the Company will provide Executive with a $1,000,000 term life insurance policy.

5.                                       Expenses.  The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

6.                                       Severance.

(a)                                  Involuntary Termination.  If (i) the Company involuntarily terminates Executive’s employment without “Cause” (as defined herein), but excluding a termination based on Executive’s death or “Disability” (as defined herein); or (ii) Executive voluntarily terminates his employment with the Company due to a “Good Reason Termination” (as defined herein); and (iii) Executive signs and does not revoke a standard release of claims with the Company within the time period required by such release and in no event later than two and one-half (2½) months following the end of the calendar year in which the Executive’s termination of employment occurs, then, subject to Section 9, Executive will be entitled to receive:

(i)            the “Severance Payments” (as defined herein);

(ii)           accelerated vesting (including, the lapse of restrictions) of the unvested shares of common stock subject to outstanding equity awards granted to Executive by the Company that vest solely based on the passage of time and continued service (the “Time-Based Awards”) in an amount equal to the greater of (A) the number of shares that would have vested under such Time-Based Awards had Executive remained employed an additional twelve (12) months from the termination date or (B) fifty percent (50%) of the unvested shares of common stock subject to the Time-Based Awards as of the date of Executive’s termination of employment;

(iii)          the immediate vesting of fifty percent (50%) of the unvested shares of common stock subject to outstanding equity awards granted to Executive by the Company that vest based on the achievement of performance objectives (the “Performance-Based Awards” and, together with the Time-Based Awards, the “Awards”);

(iv)          all shares of common stock subject to outstanding stock options granted to Executive by the Company (the “Options”) which are vested as of the date of Executive’s termination of employment (including pursuant to this Section 6(a)) will be exercisable for a period of one (1) year following the date of such termination, provided, however, that in no event will this provision operate to extend an Option beyond the term/expiration date of such Option; and

(v)           reimbursement for the cost of continued health plan coverage Executive timely elects pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and life insurance coverage for Executive and his dependents for a period of twelve (12) months from the date of such termination of employment.

(b)                                 Voluntary Termination; Termination for Cause.  If Executive’s employment with the Company terminates voluntarily by Executive (including death or disability) or for Cause by the Company, then (i) all vesting of all options to purchase the common stock of the Company will terminate immediately and all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (ii) Executive will not receive any severance benefits or the continuation of any other benefits.

(c)                                  Change of Control.

(i)            If within twelve (12) months following a “Change of Control” (as defined below) (A) the Company or the Successor terminates Executive’s employment with the Company or any Successor for other than (x) Cause, (y) death or (z) Disability, or (B) Executive terminates his employment with the Company or a Successor due to a Good Reason Termination, and (C) Executive signs and does not revoke a standard release of claims with the Company within the time period required by such release and in no event later than two and one-half (2½) months following the end of the calendar year in which the Executive’s termination of employment occurs, then, in lieu of the benefits pursuant to Section 6(a) and subject to Section 9, Executive will be entitled to receive:

(1)                                  the Severance Payments;

(2)                                  accelerated vesting (including, the lapse of restrictions) of the unvested shares of common stock subject to Executive’s Time-Based Awards in an amount equal to the greater of (A) the number of shares that would have vested under such Time-Based Awards had

Executive remained employed an additional twelve (12) months from the termination date or (B) fifty percent (50%) of the unvested shares of common stock subject to the Time-Based Awards as of the date of Executive’s termination of employment;

(3)                                  the immediate vesting of fifty percent (50%) of the unvested shares of common stock subject to Performance-Based Awards;

(4)                                  all shares of common stock subject to Executive’s Options which are vested as of the date of Executive’s termination of employment (including pursuant to this Section 6(a)) will be exercisable for a period of one (1) year following the date of such termination, provided, however, that in no event will this provision operate to extend an Option beyond the term/expiration date of such Option; and

(5)                                  reimbursement for the cost of continued health plan coverage Executive timely elects pursuant to COBRA and life insurance coverage for Executive and his dependents for a period of fifteen (15) months from the date of such termination of employment.

(ii)           If in connection with a Change of Control Executive is not made the Chief Executive Officer of the Successor or does not remain employed as the Chief Executive Officer of the Company where the Company is the surviving corporation in a Change of Control, then, any unvested shares of common stock subject to the Options will fully accelerate and become exercisable immediately upon such Change of Control (or, if later, upon the date it is determined that Executive will not become or remain the Chief Executive Officer).  In addition, all shares of common stock subject to the Options will be exercisable for that period of time following the closing date of the Change of Control which is equal to the longest period of time for which any shares of common stock subject to stock options granted to any non-employee director of the Company are exercisable following such Change of Control (as determined at the closing date of such Change of Control) or twelve (12) months, whichever is greater; provided, however, that in no event will this provision operate to extend an Option beyond the term/expiration date of such Option.

(d)                                 Timing of Severance Payments.

(i)                                     Unless otherwise required to be delayed pursuant to Section 6(d)(ii) below, the Severance Payments shall be paid in equal installments over a period of twelve (12) months from the date of Executive’s termination of employment (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company) in accordance with the Company’s normal payroll policies.

(ii)                                  Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination other than due to Employee’s death (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), then only that portion of the Severance Payments, life insurance reimbursements and any other benefits payable under this Agreement which may be considered deferred compensation under Section 409A, if any, and any other severance payments or separation benefits, in each case which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) which (when considered together) do not exceed the Section 409A Limit (as defined herein) may be made within the first six (6) months following Employee’s termination of employment in accordance with the payment schedule applicable to each payment or benefit.  Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit otherwise due to Employee on or within the six (6) month period following Employee’s termination will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Employee’s termination of employment.  All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, if Employee dies following his termination but prior to the six month anniversary of his date of termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.  It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply

7.                                       Definitions

(a)                                  Cause.  For purposes of this Agreement, “Cause” is defined as (I) Executive engaging in knowing and intentional illegal conduct that is injurious to the Company; (ii) Executive’s conviction of, or plea of novo contender to, a felony; (iii) Executive’s gross misconduct; or (iv) Executive’s continued substantial violations of his employment duties after Executive has received a written demand for performance from the Company which specifically sets forth the factual basis for the Company’s belief that Executive has not substantially performed his duties.

(b)                                 Change of Control.  For purposes of this Agreement, “Change of Control” of the Company is defined as: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or (ii) a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors.  “Incumbent Directors” will mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or (iii) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the shareholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the

Company; or (iv) the date of the consummation of  the sale or disposition by the Company of all or substantially all the Company’s assets.

(c)                                  Disability.  For purposes of this Agreement, “Disability” means the inability of Executive, due to a physical or mental impairment, to perform the essential functions of Executive’s position, with or without reasonable accommodation, for a period of ninety (90) days.  Whether Executive is disabled will be determined by the Company based on evidence provided by one or more physicians selected by the Company.

(d)                                 Good Reason Termination.  For purposes of this Agreement, “Good Reason Termination” means Executive’s termination of employment within ninety (90) days following the end of the Cure Period (as defined below) as a result of the occurrence of any of the following without the Executive’s consent: (i) a material diminution in Executive’s Base Salary, except for reductions that are in proportion to any salary reduction program approved by the Board that affects a majority of the senior executives of the Company; (ii) a material diminution in Executive’s authority, duties, or responsibilities; (iii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom Executive is required to report, including a requirements that Executive report to a corporate officer or employee instead of reporting directly to the Board; (iv) a material diminution in the budget over which Executive retains authority; (v) a material change in the geographic location at which Executive must perform his services of not less than fifty (50) miles from the Company’s primary place of business immediately prior to such relocation; or (vi) any other action or inaction that constitutes a material breach by the Company of this Agreement; provided, however, that Executive must provide written notice to the Board of the condition that could constitute a “Good Reason” event within ninety (90) days of the initial existence of such condition and such condition must not have been remedied by the Company within thirty (30) days (the “Cure Period”) of such written notice.

(e)                                  Section 409A.   For the purposes of this Agreement, “Section 409A” means Section 409A of the Code and any final regulations and guidance promulgated thereunder, as they each may be amended from time to time.

(f)                                    Section 409A Limit.  For the purposes of this Agreement, “Section 409A Limit” means the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

(g)                                 Severance Payments.  For purposes of this Agreement, “Severance Payments” shall mean payments in cash, and less all applicable withholding taxes, equal to the sum of (i) twelve (12) months of the Executive’s Base Salary, as then in effect, for any terminations pursuant to Section 6(a), or fifteen (15) months of the Executive’s Base Salary, as then in effect, for any terminations pursuant to Section 6(c), and (ii) the Target Bonus for the fiscal year in which such termination of employment occurs, pro-rated to the date of termination (less applicable withholding taxes).  The pro rata portion of the Target Bonus will be calculated by multiplying the applicable year’s Target Bonus by a fraction with a numerator equal to the number of days inclusive between the start of the current calendar year and the date of termination and a denominator equal to 365.

(h)                                 Successor.  For purposes of this Agreement, “Successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

8.                                       Confidential Information.  Executive covenants that he has executed the Company’s standard Confidential Information and Invention Assignment Agreement (the “Confidential Information Agreement”) and such agreement is and will remain in full force and effect upon continuing employment with the Company as its Chief Executive Officer.  Executive further agrees to sign any future amendments to the Confidential Information Agreement provided that such amendment is also signed by a majority of the officers of the Company.

9.                                       Conditional Nature of Severance Payments.

(a)                                  Noncompete.  Executive acknowledges that the nature of the Company’s business is such that if Executive were to become employed by, or substantially involved in, the business of a competitor of the Company during the twelve (12) months following the termination of Executive’s employment with the Company, it would be very difficult for Executive not to rely on or use the Company’s trade secrets and confidential information.  Thus, to avoid the inevitable disclosure of the Company’s trade secrets and confidential information, and as a condition of the Company’s obligation to pay Executive any amounts or benefits under this Section 9, Executive agrees and acknowledges that Executive’s right to receive the severance payments set forth in Section 6 (to the extent Executive is otherwise entitled to such payments) will be conditioned upon Executive not directly or indirectly engaging in (whether as an employee, consultant, agent, proprietor, principal, partner, shareholder, corporate officer, director or otherwise), nor having any ownership interested in or participating in the financing, operation, management or control of, any person, firm, corporation or business that competes with Company or is a customer of the Company.  Upon any breach of this section, all severance payments pursuant to this Agreement will immediately cease.

(b)                                 Non-Solicitation.  Until the date twelve (12) months after the termination of Executive’s employment with the Company for any reason, Executive agrees and acknowledges that Executive’s right to receive the severance payments set forth in Section 6 (to the extent Executive is otherwise entitled to such payments) will be conditioned upon Executive not either directly or indirectly soliciting, inducing, attempting to hire, recruiting, encouraging, taking away, hiring any employee of the Company or causing an employee to leave his or her employment either for Executive or for any other entity or person.

(c)                                  Consequences of Breach of Section 9(a) or 9(b).  Executive agrees and acknowledges that upon any breach by Executive of either Section 9(a) or (b), the Company will have the right (i) to terminate all severance benefits set forth in this Agreement; (ii) to seek reimbursement from Executive for all severance payments previously made to Executive pursuant to this Agreement; (iii) to reclaim ownership of any shares of Common Stock owned by Executive for which vesting was accelerated pursuant to this Agreement; and (iv) to immediately cancel all outstanding Options held by Executive.

(d)                                 Understanding of Covenants.  Executive represents that he (i) is familiar with the foregoing covenants not to compete and not to solicit, and (ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

10.                                 Excise Tax.  In the event that the benefits provided for in this Agreement constitute “parachute payments” within the meaning of Section 280G of the Code of 1986, as amended (the “Code”) and will be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s severance benefits payable under the terms of this Agreement will be either (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.  Unless Executive and the Company agree otherwise in writing, the determination of Executive’s Excise Tax liability, if any, and the amount, if any, required to be paid under this Section 10 will be made in writing by BDO Seidman or by a national “Big Four” accounting firm (the “Accountants”).  For purposes of making the calculations required by this Section 10, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  Executive and the Company agree to furnish such information and documents as the Accountants may reasonably request in order to make a determination under this Section 10.  The Company will bear all costs the Accountants may incur in connection with any calculations contemplated by this Section 10.

11.                                 Assignment.  This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any Successor of the Company.  Any Successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes.  None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution.  Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

12.                                 Notices.  All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally; (b) one (1) day after being sent by a well established commercial overnight service; or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Catalyst Semiconductor, Inc.

2975 Stender Way

Santa Clara, CA  95959-3214

Attn:  Chairman of the Board of Directors

If to Executive:

at the last residential address known by the Company.

13.                                 Severability.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

14.                                 Arbitration.

(a)                                  General.  In consideration of Executive’s service to the Company, its promise to arbitrate all employment related disputes and Executive’s receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company under this Agreement or otherwise or the termination of Executive’s service with the Company, including any breach of this Agreement, will be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the “Rules”) and pursuant to California law. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(b)                                 Procedure.  Executive agrees that any arbitration will be administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”) and that a neutral arbitrator will be selected in a manner consistent with its Employment Arbitration Rules & Procedures (the “JAMS Rules”).  The arbitration proceedings will allow for discovery according to the rules set forth in the JAMS Rules or California Code of Civil Procedure.  Executive agrees that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing.  Executive agrees that the arbitrator will issue a written decision on the merits.  Executive also agrees that the arbitrator will have the power to award any remedies, including attorneys’ fees and costs, available under applicable law.  Executive and the Company agree that the Company will pay for any administrative or hearing fees charged by the arbitrator or JAMS except that Executive will pay any filing fees associated with any arbitration that Executive initiates, but only so much of the filing fees as Executive would have instead paid had Executive filed a complaint in a court of law.  Executive agrees that the arbitrator will administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the JAMS Rules conflict with the Rules, the Rules will take precedence.  The Company and Executive agree that the arbitration proceedings will take place in San Francisco or San Jose, California.

(c)           Remedy.  Except as provided by the Rules, arbitration will be the sole, exclusive and final remedy for any dispute between Executive and the Company.  Accordingly, except as provided for by the Rules, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.  Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(d)           Availability of Injunctive Relief.  In addition to the right under the Rules to petition the court for provisional relief, Executive agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or the Confidentiality Agreement or any other agreement regarding trade secrets, confidential information, nonsolicitation or Labor Code §2870.  In the event either party seeks injunctive relief, the prevailing party will be entitled to recover reasonable costs and attorneys fees.

(e)           Administrative Relief.  Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers’ compensation board.  This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

(f)            Voluntary Nature of Agreement.  Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else.  Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Executive is waiving Executive’s right to a jury trial.  Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

15.           Integration.  This Agreement, together with the Company’s stock option plan, any stock option agreements and the Confidential Information Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including, but not limited to, the Original Agreement.  No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

16.           Tax Withholding.  All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

17.           Governing Law.  This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

18.           Acknowledgment.  Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY:

CATALYST SEMICONDUCTOR, INC.

By:	Date:
Henry C. Montgomery
Chairman of the Board of Directors

EXECUTIVE:

Date:
Gelu Voicu